EXHIBIT 99.1

Federated National Holding Company Reports 2015 First Quarter Financial Results

SUNRISE, Fla., April 30, 2015 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company") (Nasdaq:FNHC) today reported results for the quarter ended March 31, 2015.

Highlights (as measured against the same three-month period last year, except where noted):

  46.9% increase in Florida homeowners' policies to approximately 196,900
  31.6% increase in gross premiums written to $106.7 million
  14.6% increase in book value per share to $16.19 as compared with $14.13 at December 31, 2014
  10.2% increase in net income to $9.3 million
  Net income of $9.3 million includes $1.7 million of accrued income resulting from the quota-share agreement that became effective July 1, 2014. The income we will ultimately earn under this agreement is contingent upon certain criteria specified within the agreement, and this accrual could be reversed under certain circumstances.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "We are pleased to report another successful quarter in which our partner agents bound $42.1 million of new Florida homeowner business with Federated National. We recently announced in March that Monarch National received its Certificate of Authority and are happy to report that our partner agents have already begun binding new business with us during April. We continue to build the company for the long-term by investing in our staff, partner agents, products, controls, infrastructure, and technology to support our continued growth. We have an outstanding and dedicated team of 256 employees that take great pride in continuing to deliver the great service and value that our partners have come to expect from us."

First Quarter 2015 Financial Review

  For the three months ended March 31, 2015, the Company reported net income of $9.3 million, or $0.68 per share on 13.66 million average undiluted shares outstanding and $0.66 per share on 13.98 million average diluted shares outstanding, compared with net income of $8.4 million, or $0.77 per share on 10.95 million average undiluted shares outstanding and $0.74 per share on 11.32 million average diluted shares outstanding in the same three-month period last year. The above reported net income included a loss in connection with our recently launched Monarch joint venture, net of tax, of $0.2 million, or $0.02 undiluted and diluted earnings per share. The loss associated with Monarch includes start up costs incurred in the first quarter and also included net realized investment gains, net of tax, of $1.1 million, or $0.08 undiluted and diluted earnings per share.

  Gross premiums written increased $25.6 million, or 31.6%, to $106.7 million for the three months ended March 31, 2015, compared with $81.1 million for the same three-month period last year. Homeowners' gross premiums written increased $23.8 million, or 32.2%, to $97.8 million for the three months ended March 31, 2015, compared with $74.0 million for the same three-month period last year.

  Unearned premiums increased $11.0 million, or 5.7%, to $203.4 million as of March 31, 2015, compared with $192.4 million as of December 31, 2014.

  Net premiums earned increased $0.8 million, or 1.8%, to $44.8 million for the three months ended March 31, 2015, compared with $44.0 million for the same three-month period last year.

  Net premiums earned have been reduced by $53.4 million due to the accounting for our quota-share program from inception of July 1, 2014 through March 31, 2015.  The reduction in net premiums earned was offset by an estimated $21.8 million reduction in our reinsurance costs, a reduction in losses and loss adjustment expenses of $7.2 million, a reduction in amortization of deferred policy acquisition costs of $19.1 million, and the recognition of $5.3 million in accrued income resulting from the quota-share agreement.

  Total revenues increased $5.2 million, or 10.5%, to $54.9 million for the three months ended March 31, 2015, compared with $49.7 million for the same three-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) tomorrow, May 1, 2015. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
Revenue:	2015	2014
Net premiums earned	44,785,523	44,004,014
Commission income	1,125,550	953,710
Finance revenue	428,490	311,060
Direct written policy fees	2,491,796	1,826,885
Net investment income	1,546,239	1,006,523
Net realized investment gains	1,703,970	1,331,325
Other income	1,377,624	281,265
Quota-share and profit sharing, net	1,476,782	--

Total revenue	54,935,974	49,714,782

Expenses:
Losses and loss adjustment expenses	23,949,361	20,827,513
Operating and underwriting expenses	6,321,957	3,666,890
Salaries and wages	5,137,953	3,049,940
Amortization of deferred policy acquisition costs	5,043,627	8,442,170

Total expenses	40,452,898	35,986,513

Income before provision for income tax expense	14,483,076	13,728,269
Provision for income tax expense	5,710,597	5,305,324
Income before non-controlling interest	8,772,479	8,422,945

Non-controlling interest	(511,275)	--

Net income	$ 9,283,754	$ 8,422,945

Basic net income per share	$ 0.68	$ 0.77
Fully diluted net income per share	$ 0.66	$ 0.74

Weighted average number of common shares outstanding	13,656,190	10,948,646

Weighted average number of common shares outstanding (assuming dilution)	13,976,131	11,317,458
Dividends paid per share	$ 0.04	$ 0.03

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	03/31/15	12/31/14
Total Cash and Investments	$424,543,354	$370,919,843
Total Assets	$555,265,827	$503,631,308
Unpaid Losses and Loss Adjustment Expense	$84,474,937	$78,330,355
Total Liabilities	$333,466,217	$311,052,142
Total Shareholders' Equity	$221,799,610	$192,579,166
Common Stock Outstanding	13,701,122	13,632,414
Book Value Per Share	$16.19	$14.13

Premium Breakout
	3 Months Ending
Line of Business	03/31/15	03/31/14
	(Dollars in thousands)
Homeowners'	$97,778	$73,980
Commercial General Liability	3,970	3,144
Federal Flood	1,492	1,518
Automobile	3,462	2,460

Gross Written Premiums	$106,702	$81,102

Loss Ratios
	3 Months Ending
	03/31/15	03/31/14
All Lines	53.48%	47.33%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned in the given measured period.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company